EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President and Chief Executive Officer D. Craig Kesler Executive Vice President & CFO Alex Haddock Senior Vice President

EAGLE MATERIALS ANNOUNCES DUAL LISTING ON NYSE TEXAS

(DALLAS – August 14, 2025): Eagle Materials Inc. (NYSE: EXP) announced today the dual listing of its common stock on NYSE Texas, the newly launched fully electronic equities exchange headquartered in Dallas, Texas. With the dual listing, which will be effective August 15, 2025, Eagle Materials will become a Founding Member of the NYSE Texas Exchange.

Eagle Materials will maintain its primary listing on the New York Stock Exchange (the “NYSE”) and will trade under the same ticker symbol, “EXP”, on NYSE Texas.

“Today’s announcement reinforces both our long-term relationship with the NYSE and our commitment to the State of Texas,” said Michael Haack, President and CEO of Eagle Materials. “Since our Initial Public Offering in 1994, Eagle Materials has been proudly headquartered in Dallas, Texas and listed on the NYSE. Our core products of cement, aggregates, and wallboard have helped improve and expand roads, bridges, and homes throughout Texas and the U.S. heartland. Dual listing as a founding member of the NYSE Texas is a logical step for Eagle as we continue to support Texas’ growth.”

“We are excited to welcome Eagle Materials, a Dallas-based manufacturer of building materials that are furthering U.S. growth and renewal, to the NYSE Texas community of Founding Members,” said Chris Taylor, Chief Development Officer, NYSE Group.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads, highways and residential, commercial, and industrial structures across America. Headquartered in Dallas, Texas, Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states. Visit eaglematerials.com for more information.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President, Finance and Administration and CFO

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

###